Exhibit 99.1

Contango ORE, Inc. Provides Operations Report and Earnings for the Quarter Ended September 30, 2015

HOUSTON--(BUSINESS WIRE)--November 16, 2015--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) reported today that all field activity for Phase II of the Peak Gold, LLC (“Peak Gold”) 2015 exploration program near Tok, AK has been completed. Brad Juneau, CEO, stated, “We are very pleased with the operations team at Peak Gold, managed by our Joint Venture partner Royal Alaska, LLC (“Royal Alaska”), a wholly owned subsidiary of Royal Gold, Inc. The operations were all completed with an outstanding safety record and within budget. The total amount spent during the 2015 exploration effort in Phase I and II is approximately $7 million, which is under budget as a result of more efficient operations combined with more drilling from common surface pads.

Peak Gold received complete assays on 19 of the 32 holes drilled in Phase II, and the significant intercepts from these holes are reported in our Form 10-Q/A for the quarter ended September 30, 2015. Peak Gold expects final assays on all of the Phase II drill holes by year end, and we will report the results once all are received. Based on this year’s exploration program, we believe the size of the previously discovered Peak Zone will expand to the west. In addition, a separate zone of mineralization was discovered to the north of the Peak deposit. Both of these new areas will require more drilling and analysis to define potential resource size. Peak Gold refers to the areas with significant intercepts as North Peak and West Peak, as they are adjacent to the original Peak Zone. This new Phase II drilling, in conjunction with our 2015 Phase I drilling program, has confirmed the presence of a gold mineralization in previously untested zones up to 3.5 kilometers away from the Peak deposit. Peak Gold is working to develop an exploration model to help determine new targets for future drilling, and the relationship between the separate zones of mineralization discovered to date. The Joint Venture will combine new drilling and assay results with information gained from surface samples and proprietary ground and airborne magnetics and conductivity data to develop these future targets.”

The Company also announced today that it filed its Form 10-Q/A for the quarter ended September 30, 2015 with the Securities and Exchange Commission.

The Company reported a net loss of $0.5 million or $(0.12) per basic and diluted share for the three months ended September 30, 2015 compared to a loss of $1.0 million or $(0.27) per basic and diluted share for the same period last year.

Peak Gold incurred a net loss of $3.3 million for the quarter ended September 30, 2015. Under the Joint Venture Agreement between CORE and Royal Alaska, Royal Alaska has the option to earn up to a 40% economic interest in the Joint Venture by investing up to $30 million prior to October 2018 for further exploration and development of the Tetlin project. The reduced loss recognized by the Company for the three months ended September 30, 2015 when compared to the same period last year is primarily due to Royal Alaska’s election to provide all funding for the Tetlin project exploration program for the three months ended September 30, 2015.

About CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, LLC, its joint venture company with Royal Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango ORE, Inc.
Brad Juneau, (713) 877-1311
www.contangoore.com